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                                                                   EXHIBIT 99.2

                           DEAN WITTER REYNOLDS INC.
                            TWO WORLD TRADE CENTER
                           NEW YORK. NEW YORK 10048

                                                                October 1, 1996

Board of Directors and
Special Committee of the
Board of Directors
Ramsay Managed Care, Inc.
639 Loyola Avenue
Suite 1725
New Orleans, Louisiana 70113

Gentlemen:

  Ramsay Managed Care, Inc., a Delaware corporation (the "Company"), Ramsay Health Care, Inc., a Delaware corporation ("RHCI"), and RHCI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of RHCI (the "Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated as of October 1, 1996 (the "Agreement"), providing for Merger Subsidiary to be merged with and into the Company, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Merger"). The Agreement provides that (a) each outstanding share of common stock, $.01 par value per share, of the Company (the "Company Common Stock") outstanding immediately prior to the Effective Time, except Company Common Stock as to which appraisal rights have been validly exercised, shall be converted into the right to receive one-third ( 1/3rd) of a share (the "Conversion Number") of common stock, $.01 par value per share, of RHCI (the "RHCI Common Stock"), and (b) each share of series 1996 convertible preferred stock, $.01 par value per share, of the Company (the "Company Preferred Stock") outstanding immediately prior to the Effective Time, except Company Preferred Stock as to which appraisal rights have been validly exercised, shall be converted into the right to receive one share (the "Preferred Conversion Number") of Class B Preferred Stock, Series 1996, $1.00 par value per share, of RHCI (the "RHCI Series 1996 Preferred Stock").

  You have requested our opinion, as investment bankers, as of the date hereof, as to the fairness, from a financial point of view, to the holders of Company Common Stock and holders of Company Preferred Stock of the Conversion Number, and the Preferred Conversion Number, respectively.

  In arriving at the opinion set forth below, we have, among other things:

    (1) reviewed the Agreement;

    (2) reviewed the Annual Report on Form 10-KSB and related publicly available financial information of the Company for the two most recent fiscal year ended June 30, 1996, the final prospectus, dated April 24, 1995, for the distribution of the Company Common Stock, and the Company's definitive Proxy Statement on Form 14A, dated October 6, 1995;

    (3) reviewed the Annual Reports on Form 10-K and related publicly available financial information of RHCI for the three most recent fiscal years ended June 30, 1995, the Quarterly Reports on Form 10-Q for the periods ended September 30, 1995, December 31, 1995 and March 31, 1996, and RHCI's definitive Proxy Statement on Form 14A, dated October 5, 1995; reviewed unaudited financial information of RHCI for the fiscal year ended June 30, 1996;

    (4) reviewed certain other information, including publicly available information, relating to the business, earnings, cash flow, assets and prospects of the Company and RHCI, respectively;
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    (5) reviewed an income statement forecast of the Company for the fiscal years 1997 and 1998 as furnished to us by the Company; reviewed an income statement forecast of the Company for the fiscal year 1999 as prepared on the basis of information and assumptions furnished to us by the Company; reviewed selected balance sheet and cash flow forecast items of the Company for fiscal years 1997 through 1999 as prepared on the basis of information and assumptions furnished to us by the Company;

    (6) reviewed income statement forecasts of RHCI for fiscal years 1997 through 1999 as furnished to us by RHCI;

    (7) conducted discussions with members of senior management of the Company and RHCI, respectively, concerning the past and current business, operations, assets, present financial condition and future prospects of the Company and RHCI, respectively;

    (8) reviewed the historical reported market prices and trading activity for the Company Common Stock and the RHCI Common Stock, respectively;

    (9) compared certain financial information, operating statistics and market trading information relating to the Company with published financial information, operating statistics and market trading information relating to selected public companies that we deemed to be reasonably similar to the Company; compared certain financial information, operating statistics and market trading information relating to RHCI with published financial information, operating statistics and market trading information relating to selected public companies that we deemed to be reasonably similar to RHCI;

    (10) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that we deemed to be relevant;

    (11) compared the financial terms of the Merger with the financial terms of other indications of interest received by the Company; and

    (12) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

  In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by the Company, RHCI or that is publicly available, respectively, and we have not independently verified such information. We also have relied upon the managements of the Company and RHCI, respectively, as to the reasonableness and achievability of the financial forecasts of the Company and RHCI (and the assumptions and bases thereof) provided to us or prepared on the basis of information and assumptions furnished to us, and with your consent we have assumed that such forecasts have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of such respective managements as to the future operating performance of the Company and RHCI, respectively. Furthermore, we assumed, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company or RHCI and we have not been furnished with any such appraisal or evaluation.

  It should be noted that this opinion necessarily is based upon prevailing market conditions (including current market prices for the Company Common Stock and the RHCI Common Stock) and other circumstances and conditions as they exist and can be evaluated at this time, and does not represent our opinion as to what the actual value of the Company Common Stock or the RHCI Common Stock will be after the date hereof.

  We have not acted as financial advisor to the Board of Directors of the Company in connection with the Merger and have not been requested to solicit any interests from any other potential parties to a transaction with the Company, but rather have been retained solely to render the opinion set forth below with respect to the Merger and will receive a fee for our services. In connection with the sale of Apex Healthcare, Inc., we are currently acting as financial advisor to the Board of Directors of the Company and may receive a fee for our service which is contingent upon the consummation of a transaction. In addition, in the ordinary course of our business, we actively trade the securities of the Company and RHCI for our own account and for the accounts of
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customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have not acted as financial advisor to RHCI, nor have we acted as manager of any RHCI security offering, and have not received any advisory or offering fees from RHCI.

  On the basis of, and subject to the foregoing and other matters that we consider pertinent, we are of the opinion that, as of the date hereof, the Conversion Number is fair, from a financial point of view, to the holders of Company Common Stock, and the Preferred Conversion Number is fair from a financial point of view, to the holders of Company Preferred Stock.

                                          Very truly yours,


                                          Dean Witter Reynolds Inc.